EXHIBIT 99.1

NEWS RELEASE

8229 Boone Boulevard, Suite 802	COMPANY CONTACT:
Vienna, VA 22182. USA	Gavin de Windt
Telephone (703) 506-9460	CEL-SCI Corporation
www.cel-sci.com	(703) 506-9460

CEL-SCI REPORTS RECENT DATA REVIEW BY THE INDEPENDENT DATA MONITORING COMMITTEE FOR ITS PIVOTAL PHASE 3 HEAD AND NECK CANCER STUDY

Vienna, VA, October 15 , 2019 -- CEL-SCI Corporation (NYSE American: CVM) announced today that the Independent Data Monitoring Committee (IDMC) for the Company's pivotal Phase 3 head and neck cancer study of its investigational immunotherapy Multikine* (Leukocyte Interleukin, Injection) has completed its recent review of the Phase 3 study data. The IDMC meets periodically to review the safety and efficacy of the ongoing Phase 3 study.

The data from all 928 enrolled patients were provided to the IDMC by the clinical research organization (CRO) responsible for data management of this Phase 3 study. At the most recent IDMC meeting in October 2019 the IDMC reviewed “progression free and overall survival and limited demographic and safety data available for the aforementioned protocol.”

The IDMC made the following recommendation:

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The IDMC recommendation “is to continue the trial until the appropriate number of events has occurred”.

IDMCs are committees commonly used by sponsors of clinical trials to protect the interests of the patients and the integrity of the study data in ongoing trials, especially when the trials involve patients with life threatening diseases, and when, as in cancer clinical trials, they extend over long periods of time.

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient’s immune system while it is still intact should provide the greatest possible impact on survival. Therefore, in the Phase 3 study CEL-SCI treats patients who are newly diagnosed with advanced primary squamous cell carcinoma of the head and neck with the investigational product Multikine first, BEFORE they receive surgery, radiation and/or chemotherapy. This approach is unique. Most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed. Multikine (Leukocyte Interleukin, Injection), has received Orphan Drug designation from the FDA for neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck.

CEL-SCI believes that this Phase 3 study is the largest Phase 3 study in the world for the treatment of head and neck cancer. Per the study’s protocol, newly diagnosed patients with advanced primary squamous cell carcinoma of the head and neck are treated with the Multikine treatment regimen for 3 weeks prior to receiving the Standard of Care (SOC) which involves surgery, radiation or concurrent radiochemotherapy. Multikine is designed to help the immune system “see” the tumor at a time when the immune system is still relatively intact and thereby thought to better be able to mount an attack on the tumor. The aim of treatment with Multikine is to boost the body’s immune system prior to SOC. The Phase 3 study is fully enrolled with 928 patients and the last patient was treated in September 2016. To prove an overall survival benefit, the study requires CEL-SCI to wait until 298 events have occurred among the two main comparator groups.

The Company’s experimental LEAPS technology is currently being developed as a potential therapeutic vaccine for rheumatoid arthritis and is supported by grants from the National Institutes of Health. The Company has operations in Vienna, Virginia, and near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with respect to Multikine and the Phase 3 clinical trial of Multikine in patients with advanced primary squamous cell carcinoma of the head and neck. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical trials or nonclinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2018. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.

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